 As filed with the Securities and Exchange Commission on October 29, 1999
                                                      Registration No. 333-_____
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                          __________________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          __________________________

                              PepsiAmericas, Inc.
            (Exact Name of Registrant as Specified in Its Charter)


          Delaware                                              ###-##-####
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                           3800 Dain Rauscher Plaza
                             60 South Sixth Street
                         Minneapolis, Minnesota 55402
                                (612) 661-3830
 (Address and telephone number, including area code, of registrant's principal executive offices)

                               John F. Bierbaum
                            Chief Financial Officer
                              PepsiAmericas, Inc.
                           3800 Dain Rauscher Plaza
                             60 South Sixth Street
                         Minneapolis, Minnesota 55402
                                (612) 661-3830
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:
                             Brian D. Wenger, Esq.
                        Christopher C. Cleveland, Esq.
                            Brett D. Anderson, Esq.
                            Briggs and Morgan, P.A.
                                2400 IDS Center
                            80 South Eighth Street
                         Minneapolis, Minnesota 55402
                                (612) 334-8400
                                _______________
       Approximate Date of Commencement of Proposed Sale to the Public:
After the effective date of this Registration Statement as determined by market conditions.
                                _______________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
===========================================================================================================================
       Title of Shares     Amount to be         Proposed Maximum              Proposed Maximum            Amount of
       to be Registered     Registered    Offering Price per Share(1)    Aggregate Offering Price(1)   Registration Fee
===========================================================================================================================
Class B Common Stock
($0.01 par value)           14,202,161             $5.28125                     $75,005,163                   $20,852
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices for such stock on October 27, 1999, as reported by the New York Stock Exchange.

                              ___________________

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

================================================================================
The information in this prospectus is not complete and may be changed. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================


                 Subject to Completion, Dated October 29, 1999

Prospectus

--------------------------------------------------------------------------------

                               14,202,161 Shares

                              PepsiAmericas, Inc.

                             Class B Common Stock

--------------------------------------------------------------------------------

     The shareholders listed on page 6 below are offering and may sell up to 14,202,161 shares of our Class B common stock under this prospectus. We will not receive any of the proceeds from this offering.

     Our Class B common stock is quoted on the New York Stock Exchange and trades under the ticker symbol "PAS." On October 27, 1999, the closing sale price of one share of our Class B common stock on the New York Stock Exchange was $5.25.

                                _______________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                _______________


     The shares involve certain risks. See "Risk Factors" beginning on page 3.


                                _______________


         The date of this prospectus is ________________________, 1999

                              Prospectus Summary

     Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, including the other documents to which we refer you, before you decide to invest.

PepsiAmericas

     We manufacture, distribute and market PepsiCo soft drinks and Cadbury Schweppes products in exclusive franchise territories that include Puerto Rico and portions of Arkansas, Iowa, Louisiana, Minnesota, Mississippi, North Dakota, South Dakota, Tennessee and Texas. We also produce and sell other soft drink, fruit juice and bottled water products in select markets.

     In October 1999, we acquired Delta Beverage Group, Inc. and Dakota Beverage Company, Inc. pursuant to exchange agreements. Former Delta shareholders received 18,310,006 shares of Class B common stock in exchange for all the Delta common stock. The former Dakota shareholder received 46,760,000 shares of Class B common stock in exchange for all the Dakota stock.

     In conjunction with the closing of the acquisitions, we obtained a $185 million credit facility from a syndicate of banks led by Bank of America, N.A. We plan to use the credit facility to pay costs related to the acquisitions, to refinance existing debt, for working capital and to finance future acquisitions.

This offering

     We issued 12,960,076 of the shares covered by this prospectus to former Delta shareholders in connection with the exchange agreement pursuant to which we acquired Delta. We issued the remaining shares covered by this prospectus to
V. Suarez & Co., Inc. pursuant to a stock purchase agreement dated July 1998.

     The selling shareholders may offer their shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or privately negotiated prices. No period of time has been fixed within which the shares may be offered or sold.

General

     PAS was incorporated under the Delaware General Corporation Law on March 4, 1988, as Pepsi-Cola Puerto Rico Bottling Company. All references to PAS herein include our subsidiaries, unless otherwise noted. Our executive office is located at 3800 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402. Our telephone number is (612) 661-3830.

                                 Risk Factors

     Before you invest in our shares, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, the other information included in this prospectus and the other information to which we refer you, before you decide to purchase our shares.

     We may be unable to execute our expansion plans. We recently consolidated with Delta and Dakota. We plan to continue our expansion into the Carribean region. We cannot assure you that we will consummate future acquisitions or that any acquisitions, if consummated, will be advantageous or profitable. The availability of capital may impact our ability to consummate future acquisitions. There can be no assurance that we will obtain financing when required, or if available, that the amount or terms of such financing would be acceptable or favorable to us. Additional financing could require the sale of equity securities which could result in significant dilution to our shareholders. Further, economic, climatic and political conditions in the markets into which we may expand may negatively affect our business and financial results.

     Delta's senior debt could negatively affect our business and financial results. Delta has outstanding $120 million of publicly traded senior notes due 2003, which Delta has no present ability to repay. Delta's senior debt could negatively affect our business and financial results. A substantial portion of Delta's cash flow from operations must be dedicated to debt service and will not be available for other purposes. Delta's ability to obtain additional debt financing in the future for acquisitions, working capital or capital expenditures may be limited. Delta's level of indebtedness could limit its flexibility in reacting to changes in the industry or economic conditions generally. In order to repay the principal balance of the senior notes, Delta must obtain alternative financing. There can be no assurance that Delta will be able to refinance the notes at maturity. The inability to refinance the notes would likely have a material adverse effect on Delta and on the market value and marketability of the notes.

     Because we depend upon PepsiCo to provide us with products and marketing support, changes in our relationship with PepsiCo could reduce our operating income. We are highly dependent on PepsiCo for soft drink concentrates and other products and for marketing support. We have entered into several new bottling agreements with PepsiCo for soft drink beverage products. These agreements provide that we must purchase all of our concentrate for PepsiCo beverages at prices and on other terms which are set by PepsiCo in its sole discretion. PepsiCo may increase prices materially and we may be unable to pass on the increased costs to our customers. Although PepsiCo has provided marketing support to its bottling operations in the past, PepsiCo is not obligated under the bottling agreements to do so. Any concentrate price increases or decreases in marketing support could materially affect our business and financial results. If the new bottling agreements are terminated for any reason, it would have a material adverse effect on our business and financial results.

     PepsiCo has significant influence over us, including the possibility of favoring its objectives over our objectives. PepsiCo has significant influence over us due to its rights as a shareholder and its position as a principal supplier. PepsiCo holds a 23.8% economic interest in PAS and 22.0% voting power over PAS. Through the membership of two of its wholly owned subsidiaries in Dakota Holdings, LLC, PepsiCo beneficially owns approximately 70.3% of our Class B common stock. In addition to its ability to significantly affect the outcome of shareholder voting, PepsiCo has a representative on our board of directors. Further, a majority of our sales are of PepsiCo products. We may have potential conflicts of interest with PepsiCo which could result in PepsiCo's objectives being favored over our objectives. These conflicts could arise over:

     . potential acquisitions of bottling territories and/or assets from PepsiCo or other independent PepsiCo bottlers;

     .    potential divestitures of parts of our bottling operations; or

     . our obligations to other brand owners which may compete with our obligations to PepsiCo.

     We may be unable to compete successfully in the highly competitive carbonated soft drink market and non-carbonated beverage market. We operate in a highly competitive industry and may not be able to maintain or increase our current revenues. We compete with other carbonated soft drink and non-carbonated beverage bottlers, including other bottlers of internationally recognized brands, within our markets. Such markets are subject to competitive pricing pressures.

     PepsiCo could terminate its bottling agreements with us. Under the bottling agreements, we are required to submit our annual sales, marketing, advertising, management and financial plans to PepsiCo for its review and approval. If we fail to submit these plans or fail to carry them out in all material respects, PepsiCo may terminate the bottling agreements. If PepsiCo terminates the bottling agreements for this or any other reason, it would have a material adverse effect on our business and financial results.

     We depend upon management services rendered by an entity which may favor its own interests over ours. We obtain management services from an entity owned by Robert C. Pohlad, our Chief Executive Officer and Chairman of the Board.

     Compliance with government regulation could require significant expenditures. As the owner and operator of various real properties and facilities, we must comply with various federal, state and local environmental laws and regulations. Additional environmental laws passed in the future or a finding of a violation of existing laws could require us to make significant expenditures.

     We may incur material losses and costs as a result of product liability claims that may be brought against us or any product recalls we have to make. We may be liable if the consumption of any of our products causes injury, illness or death. We also may be required to recall some of our products if they become contaminated or are damaged or mislabeled. A significant product liability judgment against us or a widespread product recall could have a material adverse effect on our business and financial results.

     Our systems must be Year 2000 compliant. We face internal and external risks associated with Year 2000 compliance which could potentially affect our production, distribution and administrative systems and our customers, suppliers of raw materials, utilities and distribution services. Year 2000 related problems could prevent our customers from accepting deliveries from us or processing payments for amounts due to us. Suppliers may be prevented from producing and supplying goods or services essential to our business.

     Delta has provided select information services to us, including the use of information systems and technology, under an accounting services agreement executed in fiscal year 1998. Prior to the acquisition of Delta and Dakota, we completed our transition to Delta's systems, hardware and software. Both Delta and Dakota used the PepsiCo Year 2000 compliance plan as a framework for the development and implementation of their own Year 2000 compliance plans. Below is a discussion of our Year 2000 readiness and planning status.

     Our production facilities use equipment that operates using computer control systems based upon programmed logic controllers. We have completed a Year 2000 compliance evaluation of these systems. We also use computer systems to forecast demand, order raw materials, monitor inventory levels, ship product and record shipments. The software that runs these processes is a combination of commercially available software and internally developed applications. Our initial assessment indicated that these applications were Year 2000 compliant, and we, through Delta and Dakota, have completed the testing of these applications. We rely on a supply chain to produce and distribute our products from manufacturing facilities to distribution warehouses and finally to customers. Our distribution center uses a common supply chain management application that is Year 2000 compliant.

     In order to assess the external risks to us, Delta and Dakota distributed Year 2000 readiness surveys to our suppliers and key customers. We are waiting for the responses from suppliers and customers to complete the assessment.

     We have not incurred material incremental costs associated with our Year 2000 plan. We believe that the remaining costs associated with addressing Year 2000 compliance issues will not be material.

     Our most likely potential risk with regard to Year 2000 issues is the temporary inability of suppliers to provide supplies of raw materials to us. The inability of our suppliers to be Year 2000 ready could result in delays in product manufacturing and delivery, thereby adversely affecting our business or operations. We believe, however, that in a worst case scenario any disruption in supply materials can be minimized by relying on inventories or shifting production to unaffected plants with some increase in distribution costs.

     We recognize the need for Year 2000 contingency plans in the event that remediation is not fully successful or that the remediation efforts of our vendors and suppliers are not timely completed. We plan to address contingency planning during calendar 1999. Such plans will include building inventories of raw materials and finished goods in advance of January 1, 2000, to protect against supply and production disruptions. To the extent that our vendors and suppliers are unable to provide sufficient evidence of Year 2000 readiness on a timely basis, we will seek to arrange for their replacement. Additionally, we are developing manual processes to replace electronic applications in the event of their failure.

     Special note regarding our forward-looking statements. This document and the documents incorporated herein by reference contain various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this document and the documents incorporated herein by reference, the words "anticipates," "believes," "expects," "intends," "plans," "estimates" and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth herein under the caption "Risk Factors."

     Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described herein and to refrain from placing undue reliance on any forward-looking statements, which speak only as of the date of the document in which they appear.

                             Selling Shareholders

     The following table presents information regarding the selling shareholders. The shares listed below represent the shares of Class B common stock which the selling shareholders beneficially owned on October 18, 1999. In the following table, percentage of beneficial ownership is based on 81,760,006 outstanding shares of Class B common stock.

                                                                      Percentage of                         Shares
                                                                       Outstanding                       Beneficially
                                                     Shares              Shares                            Owned if
                                                  Beneficially        Beneficially                           All
                                                     Owned                Owned                           Shares are
                                                    Before               Before           Shares          Sold in the
 Selling Shareholder                                Offering            Offering          Offered           Offering
---------------------------------------------     ------------        ------------      -----------      -------------
The Northwestern Mutual Life Insurance Co....       3,217,397              3.9           3,217,397             0
  720 East Wisconsin Avenue
  Milwaukee, WI 53202

Massachusetts Mutual Life Insurance Co. (1)..       1,883,075              2.3           1,883,075             0
  1295 State Street
  Springfield, MA 01111

V. Suarez & Co., Inc.........................       1,631,685              2.0           1,242,085       389,600
  P.O. Box 364588
  San Juan, PR 00936

The Morgan Stanley Leveraged Mezzanine
   Fund, L.P.................................       1,456,557              1.8           1,456,557             0
  1221 Avenue of the Americas, 33rd Floor
  New York, NY 10020

Arbeit Investment Limited Partnership........       1,439,967              1.8           1,439,967             0
  10350 Bren Road West
  Minnetonka, MN 55343

Insurance Company of North America...........       1,342,344              1.6           1,342,344             0
  900 Cottage Grove Road
  Bloomfield, CT 06002

Norwest Venture Capital Management, Inc......       1,329,261              1.6           1,329,261             0
  222 South Ninth Street, Suite 2800
  Minneapolis, MN 55402

Connecticut General Life Insurance Co........       1,128,910              1.4           1,128,910             0
  900 Cottage Grove Road
  Bloomfield, CT 06002

Kenneth E. Keiser............................         668,942                *             183,098       485,844
  60 South Sixth Street, Suite 3800
  Minneapolis, MN 55402

The Lincoln National Life Insurance Company..         443,552                *             443,552             0
  200 East Berry
  Fort Wayne, IN 46802

Mass Mutual Corporate Investors (1)..........         332,296                *             332,296             0
  1295 State Street
  Springfield, MA 01111

John F. Bierbaum.............................         213,193                *               7,565       205,628
  60 South Sixth Street, Suite 3800
  Minneapolis, MN 55402

US Bancorp...................................         161,601                *             161,601             0
  601 Second Avenue South, 18th Floor
  Minneapolis, MN 55402

First Colony Life Insurance Co...............          34,453                *              34,453             0
  2 Union Square, Suite 1500
  Seattle, WA 98111

____________________
*Represents less than one percent.

(1) Pursuant to an exemptive order issued under Section 17(d) of the Investment Company Act of 1940, as amended, Massachusetts Mutual Life Insurance Co. and Mass Mutual Corporate Investors must sell shares in proportion to their respective holdings, unless the Joint Transactions Committee of the Board of Trustees of Mass Mutual Corporate Investors approves a disproportionate disposition of such shares.

Sales to selling shareholders

     PAS issued 12,960,076 of the shares covered by this prospectus to the former shareholders of Delta in connection with the exchange agreement pursuant to which we acquired Delta in October 1999. We issued the remaining shares covered by this prospectus to V. Suarez & Co., Inc. pursuant to a stock purchase agreement dated July 1998.

     Diego Suarez, Jr., a member of our board of directors, is President, Chief Executive Officer and Assistant Secretary of V. Suarez & Co., Inc. The number of shares presented above as beneficially owned by this entity includes 340,000 shares of Class B common stock issuable pursuant to the exercise of a warrant. In addition to the information presented above, V. Suarez & Co., Inc. owns 1,000,000 shares of Class A common stock, or 20% of the class. Each share of Class A common stock has six votes and each share of Class B common stock has one vote.

     Kenneth E. Keiser is President and Chief Operating Officer of PAS. John F. Bierbaum is Vice President and Chief Financial Officer of PAS and Pohlad Companies. Mr. Bierbaum is also a director of Delta. The number of shares presented above as beneficially owned by Messrs. Keiser and Bierbaum includes 37,000 and 18,500 shares of Class B common stock, respectively, issuable pursuant to the exercise of stock options. We have also agreed to issue shares of Class B common stock and options to purchase shares of Class B common stock to Messrs. Keiser and Bierbaum in consideration of the cancellation of rights previously granted to them under the phantom plans of Delta and Dakota. Pursuant to such agreement, Mr. Keiser has the right to receive 228,686 shares and options to purchase 220,158 shares and Mr. Bierbaum has the right to receive 95,342 shares and options to purchase 91,786 shares. The number of shares presented above as beneficially owned by each such person includes these shares.

Selling shareholders' registration rights

     Under our agreements with the selling shareholders, we agreed to use our best efforts to register their shares of common stock. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus. In addition, the former shareholders of Delta have entered into lock-up agreements with us which prohibit them from selling shares acquired pursuant to the Delta exchange agreement before April 15, 2000.

                                Use of Proceeds

     All of the net proceeds from the sale of the shares will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares.

                              Plan of Distribution

     The selling shareholders may offer their shares at various times in one or more of the following transactions:

     .    on the New York Stock Exchange;
     .    in transactions other than on such exchange;
     .    in privately negotiated transactions; or
     .    in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prices, or at negotiated prices. We are indemnifying the selling shareholders and they are indemnifying us against certain liabilities.

     The selling shareholders may use broker-dealers to sell their shares. If this happens, such broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     The selling shareholders and any persons who participate in the sale of the shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting compensation under the Securities Act.

     In order to comply with applicable state securities laws, the shares will be sold only through registered or licensed brokers or dealers. In addition, the shares will not be sold until they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

                                 Legal Matters

     For the purposes of this offering, Briggs and Morgan, Professional Association, is giving its opinion on the validity of the shares. Brian D. Wenger, a shareholder of Briggs and Morgan, Professional Association, is Secretary of PAS.

                                    Experts

     The financial statements and schedule of PAS (formerly known as Pepsi-Cola Puerto Rico Bottling Company) as of December 31, 1998 and for the three-month period then ended, and as of September 30, 1998 and for the fiscal year then ended, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements and schedule of PepsiAmericas, Inc. (formerly known as Pepsi-Cola Puerto Rico Bottling Company) as of September 30, 1997, and for each of the years in the two-year period ended September 30, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Delta as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements of Dakota as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling shareholders sell all of the shares covered by this prospectus:

     . Transition Report on Form 10-K for the transition period ended December 31, 1998;

     . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 (as amended) and June 30, 1999;

     . Description of our common stock contained in our Registration Statement on Form S-1 (No. 33-94620) (as amended);

     . Current Reports on Form 8-K filed on June 28, 1999, July 15, 1999 and October 26, 1999; and

     . Definitive Schedule 14A Proxy Statements filed on January 19, 1999 (annual meeting) and September 7, 1999 (special meeting).

     This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

                         PepsiAmericas, Inc.
                         3800 Dain Rauscher Plaza
                         60 South Sixth Street
                         Minneapolis, Minnesota 55402
                         (612) 661-3830

     You should rely only on the information and representations provided in this prospectus. We have not authorized anyone else to provide you with different information. No selling shareholder will make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

================================================================================

     You should rely on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this document is accurate as of any date other than the date on the front of this document. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

                               _________________

                               TABLE OF CONTENTS
                               _________________

                                                                          Page
                                                                          ----
Prospectus Summary......................................................... 2
Risk Factors............................................................... 3
Selling Shareholders....................................................... 6
Use of Proceeds............................................................ 8
Plan of Distribution....................................................... 8
Legal Matters.............................................................. 8
Experts.................................................................... 8
Where You Can Find More Information........................................ 9


                              14,202,161 Shares


                              PepsiAmericas, Inc.


                             Class B Common Stock


                                 ------------
                                  PROSPECTUS
                                 ------------


                             _______________, 1999

================================================================================

                Part II - Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses payable by us in connection with the sale and distribution of the shares being registered. All amounts shown are estimates, except the registration fee.

     SEC registration fee...................................             $20,852
     Legal fees and expenses................................              20,000
     Accounting fees and expenses...........................              20,000
     Blue sky and related fees and expenses.................                 500
     Miscellaneous (including listing fees, if applicable)..               1,648
                                                                         -------
         Total..............................................             $63,000
                                                                         =======

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and certain settlements actually and reasonably incurred by them in connection with any action, suit or proceeding to which they are a party or threatened to be made a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     As permitted by the DGCL, the registrant's Certificate of Incorporation limits the personal liability of a director of the registrant for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends, stock purchases or redemptions pursuant to
Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

     Under provisions contained in the registrant's Certificate of Incorporation and Bylaws, the registrant will indemnify any director, trustee, officer, employee or agent of the registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant). Indemnification will be provided if the action, suit or proceeding arose by reason of the fact that a director, trustee, officer, employee or agent of the registrant is or was serving at the request of the registrant as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Indemnification will be provided against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the registrant. Indemnification will be allowed with respect to any criminal action or proceeding if the director, trustee, officer, employee, or agent involved had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the registrant. With respect to any criminal action or proceeding, termination by one of the above dispositions shall not, of itself, create a presumption that the person involved had reasonable cause to believe that his conduct was unlawful.

     The registrant shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he is or was a director, trustee, officer, employee or agent of the registrant.

This includes situations where such person involved was serving at the request of the registrant as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Under these circumstances, the registrant shall indemnify such director, trustee, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant. No indemnification will be made by the registrant for any claim, issue or matter as to which such director, trustee, officer, employee or agent shall have been adjudged to be liable to the registrant. However, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought may determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, trustee, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     To the extent that any director, trustee, officer, employee or agent referred to above, has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter described above, the registrant will indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Any indemnification will be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. This determination will be made at the option of the person seeking indemnification, by one of the following:
(a) by the Board of Directors by a majority vote of directors who are not parties to such action, suit or proceedings, or (b) by independent legal counsel selected by the person seeking indemnification from a specific list of law firms or which are otherwise reasonably acceptable to the registrant, in a written opinion, or (c) if agreed upon by the registrant, by the shareholders. In making such determination, the person seeking indemnification shall be presumed to have met the applicable standard of conduct set forth in the Bylaws, which presumption may be rebutted with evidence to the contrary. This determination shall be made by the Board of Directors or independent legal counsel, as the case may be, as promptly as possible after submission to the Board of Directors or legal counsel, and, to the extent possible, within 30 days of such submission. A determination made in accordance with the Bylaws shall not be deemed to affect any right to judicial review of such determination that a person seeking indemnification may have under applicable law.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the registrant under its indemnification policies described in Article Tenth of the Certificate of Incorporation. The registrant may pay such expenses incurred by its other employees and agents upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     The indemnification and advancement of expenses provided by, or granted pursuant to, Article Tenth of the Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of shareholders or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office.

     The indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation shall, unless otherwise provided when authorized or ratified, continue to a person who has ceased to be a director or officer of the registrant and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Expenses incurred by a present or former officer or director in defending a civil or criminal action, suit, investigation or administrative matter ("Indemnifiable Events") in which such person is named as a party, subject or witness, or brought against such person, by reason of his serving or acting, or having served or acted as a director or officer, or arising or allegedly arising, directly or indirectly, out of any act, omission, occurrence or event involving such person, shall be paid by the registrant in advance of the final disposition or completion of such Indemnifiable Event upon the written request of such person and compliance with the other requirements of the Bylaws. A person requesting payments under the Bylaws shall be required to execute an undertaking to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the registrant and furnish or file with the registrant any other document required by law. Unless required by law, such undertaking need not be secured. After receipt by the registrant of such executed undertaking and any other documents required by law, payment shall be made by the registrant promptly after receipt by it of a reasonably detailed invoice for any such expenses, certified by the person seeking reimbursement or the payment of the invoice, to the effect that such expense was actually incurred by him in connection with his defense of a claim for which indemnification could be sought under the Bylaws. It is the intent of the registrant that the provisions of the Bylaws be mandatory in operation and not subject to the discretion of the registrant. Further, fees and expenses shall be recoverable from the registrant by any person adjudged or determined to be entitled to indemnity under the Bylaws, if such fees and expenses are incurred in order to enforce the Bylaws with respect to advancement of expenses or indemnification.

     The rights to indemnification and to the advancement or reimbursement of expenses under the Bylaws (i) are and shall be contract rights based upon good and valuable consideration, pursuant to which the persons in favor of whom such rights are created may sue as if the provisions of the bylaws were set forth in a separate written contract or contracts between such persons and the registrant, and (ii) shall continue and remain available and enforceable, after any revocation or restricted modification thereof, as to Indemnifiable Events occurring or having occurred prior to such revocation or modification. To the extent that any amendment to the Bylaws establishes specific procedures relating to indemnification and advancement of expenses or grants additional rights to persons covered thereunder, such procedures and additional rights shall only be applicable with respect to Indemnifiable Events relating to events or actions or omissions by such persons in their capacity as director, officer, employee or agent of the registrant, in each case occurring after the date of such amendment. The bylaws are intended to grant indemnification to persons covered hereby only to the maximum extent permitted by applicable law.

     The DGCL authorizes the purchase of indemnification insurance by the registrant. The registrant currently maintains a policy insuring its directors and officers against liabilities which may be incurred by such persons acting in such capacities. The registrant has also agreed to maintain, until October 15, 2005, and to the extent commercially available, a directors, officers and company liability policy with respect to claims arising from facts or events that have occurred or occur prior to, simultaneously with or after the acquisition of Delta and Dakota.

Item 16.  Exhibits and Financial Statement Schedules

     5.1  Opinion of Briggs and Morgan, Professional Association.

    23.1  Consent of Briggs and Morgan, Professional Association (included in
          Exhibit 5.1).

    23.2  Consent of Independent Public Accountants.

    23.3  Independent Accountants' Consent.

    23.4  Consent of Independent Public Accountants.

    23.5  Consent of Independent Public Accountants.

    24.1 Power of Attorney (included on signature page to the Registration Statement).

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on October 29, 1999.

                                               PepsiAmericas, Inc.


                                               By  /s/ Robert C. Pohlad
                                                 -------------------------------
                                                   Robert C. Pohlad
                                                   Chief Executive Officer and
                                                   Chairman of the Board


                               Power of Attorney

     KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert C. Pohlad and John F. Bierbaum as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on the dates and in the capacities indicated.

          Signature                          Title                     Date
          ---------                          -----                     ----
/s/ Robert C. Pohlad           Chief Executive Officer and          October 29, 1999
-----------------------------
Robert C. Pohlad               Chairman of the Board (Principal
                               Executive Officer)

/s/ John F. Bierbaum           Chief Financial Officer (Principal   October 29, 1999
-----------------------------
John F. Bierbaum               Financial and Accounting Officer)


/s/ Christopher C. Clouser     Director                             October 29, 1999
-----------------------------
Christopher C. Clouser


/s/ Philip N. Hughes           Director                             October 29, 1999
-----------------------------
Philip N. Hughes


/s/ Diego Suarez, Jr.          Director                             October 29, 1999
-----------------------------
Diego Suarez, Jr.

/s/ Basil K. Vasiliou              Director                 October 29, 1999
-----------------------------
Basil K. Vasiliou


                                   Director
-----------------------------
Michael D. White


/s/ John F. Woodhead               Director                 October 29, 1999
-----------------------------
John F. Woodhead


/s/ Raymond W. Zehr, Jr.           Director                 October 29, 1999
-----------------------------
Raymond W. Zehr, Jr.

                                 Exhibit Index

Exhibit
Number    Description
------    -----------

5.1       Opinion of Briggs and Morgan, Professional Association.

23.1      Consent of Briggs and Morgan, Professional Association (included in
          Exhibit 5.1).

23.2      Consent of Independent Public Accountants.

23.3      Independent Accountants' Consent.

23.4      Consent of Independent Public Accountants.

23.5      Consent of Independent Public Accountants.

24.1      Power of Attorney (included on signature page to the Registration
          Statement).